As filed with the Securities and Exchange Commission on January 16, 1998
                          Registration No. 333- ______

 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                      ------------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ILC TECHNOLOGY, INC.
               (Exact name of issuer as specified in its charter)

                              California 94-1655721
          (State of Incorporation) (I.R.S. Employer Identification No.)

                   399 Java Drive, Sunnyvale, California 94089
           (Address of Principal Executive Office Including Zip Code)

                              ILC TECHNOLOGY, INC.
                             1992 STOCK OPTION PLAN
                        1985 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                              Henry C. Baumgartner
                      Chairman and Chief Executive Officer
                      ILC Technology, Inc., 399 Java Drive
                           Sunnyvale, California 94089
                                 (408) 745-7900
            (Name, address and telephone number of agent for service)

                                    Copy to:
                            KATHERINE TALLMAN SCHUDA
                                 FENWICK & WEST
                              Two Palo Alto Square
                               Palo Alto, CA 94306

-------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                                     Proposed       Proposed
                                     Maximum        Maximum
Title of               Amount        Offering       Aggregate
Securities to          to be         Price per      Offering       Amount of
Be Registered          Registered    Share (1)      Price      Registration Fee
-------------------------------------------------------------------------------

Common Stock           225,000       $14.375        $3,234,375     $954.14

-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon an average of the high and low prices reported on the Nasdaq National Market on January 13, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
        -----------------------------------------------

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended September 27, 1997, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     2. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 25, 1983 under Section 12 of the Exchange Act, as amended by Form 8 filed February 3, 1987; and

     3. The description of the Company's Common Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 2, 1989 under Section 12 of the Exchange Act, as amended by Form 8-A/A dated February 25, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4. DESCRIPTION OF SECURITIES
        -------------------------

        Not applicable.


Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
        --------------------------------------

        None.


Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
        ------------------------------------------

     The Company has adopted provisions in its Restated Articles of Incorporation that limit the liability of its directors. As permitted by the California General Corporation Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors, in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by a director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions that involve an absence of good faith, that a director believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of a director's duty to the Company or its shareholders, or that show a reckless disregard for a director's duty to the Company or its shareholders in circumstances in which a director was, or should have been, aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers to the full extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with each of its executive officers and directors, which may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. In addition, the Company has director and officer liability insurance.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED
        -----------------------------------

         Not applicable.


Item 8. EXHIBITS
        --------


EXHIBIT NO.         DESCRIPTION

4.1* Restated Articles of Incorporation filed March 8, 1991 (previously filed as
     Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended September 28, 1991, File No. 0-11360)

4.2* Amended and Restated  Bylaws as of November 21, 1996  (previously  filed as
     Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended September 28, 1996, File No. 0-11360)

4.3* Rights Agreement between the Company and Security Pacific National Bank dated as of September 29, 1989 (previously filed as Exhibit 2 to Current Report on Form 8-K dated September 29, 1989)

4.4* First  Amendment to Rights  Agreement  between the Company and  ChaseMellon
     Shareholder Services, L.L.C. dated as of February 25, 1997 (previously filed as Exhibit 2 to Current Report on Form 8-K dated February 25, 1997)

4.5* 1992 Stock Option Plan,  as amended,  and related form of Option  Agreement
     (previously filed as Exhibit 10.4 to Annual Report on Form 10-K for the fiscal year ended September 27, 1997, File No. 0-11360)

5.1  Opinion of Fenwick & West LLP

23.1 Consent of Counsel (included in Exhibit 5.1)

23.2 Consent of Arthur Andersen LLP

24.1 Power of Attorney (See page II-5)


---------------------------

* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.

Item 9. UNDERTAKINGS
        ------------

          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, ILC Technology, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 16, 1998.

                                   ILC TECHNOLOGY, INC.


                                   By: /S/ HENRY C. BAUMGARTNER
                                   ----------------------------
                                        Henry C. Baumgartner
                                        Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Henry C. Baumgartner and Ronald E. Fredianelli and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                     Date
---------                         -----                     ----

/S/ HENRY C. BAUMGARTNER          Chairman of the Board     January 16, 1998
------------------------          and Chief Executive
Henry C. Baumgartner              Officer and Director



/S/ RONALD E. FREDIANELLI         Chief Financial Officer   January 16, 1998
------------------------          (Principal Financial
Ronald E. Fredianelli             and Accounting Officer)



/S/ RICHARD D. CAPRA              President and Chief       January 16, 1998
---------------------             Operating Officer and
Richard D. Capra                  Director



/S/ HARRISON A. AUGUR             Director                  January 16, 1998
---------------------
Harrison A. Augur



/S/ ARTHUR L. SCHAWLOW            Director                  January 16, 1998
----------------------
Arthur L. Schawlow



______________________            Director                  January   , 1998
George B. Clairmont

                                INDEX TO EXHIBITS


Exhibit Number                  Exhibit
--------------                  -------

4.1* Restated Articles of Incorporation filed March 8, 1991 (previously filed as
     Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended September 28, 1991, File No. 0-11360)

4.2* Amended and Restated  Bylaws as of November 21, 1996  (previously  filed as
     Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended September 28, 1996, File No. 0-11360)

4.3* Rights Agreement between the Company and Security Pacific National Bank dated as of September 29, 1989 (previously filed as Exhibit 2 to Current Report on Form 8-K dated September 29, 1989)

4.4* First  Amendment to Rights  Agreement  between the Company and  ChaseMellon
     Shareholder Services, L.L.C. dated as of February 25, 1997 (previously filed as Exhibit 2 to Current Report on Form 8-K dated February 25, 1997)

4.5* 1992 Stock Option Plan,  as amended,  and related form of Option  Agreement
     (previously filed as Exhibit 10.4 to Annual Report on Form 10-K for the fiscal year ended September 27, 1997, File No. 0-11360)

5.1  Opinion of Fenwick & West LLP

23.1 Consent of Counsel (included in Exhibit 5.1)

23.2 Consent of Arthur Andersen LLP

24.1 Power of Attorney (See page II-5)

-----------------------------

* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.

                                  EXHIBIT 5.1





January 16, 1998




ILC Technology, Inc.
399 Java Drive
Sunnyvale, CA 94089

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Commission") on January 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 225,000 shares of your Common Stock (the "Stock"), of which up to 175,000 shares are reserved for issuance upon the exercise of options to be granted by you pursuant to your 1992 Stock Option Plan (the "Option Plan") and up to 50,000 shares are reserved for issuance pursuant to your 1985 Employee Stock Purchase Plan (the "Purchase Plan" and collectively with the Option Plan, the "Plans.").

     In rendering this opinion, we have examined the following:


(1) the Registration Statement, together with the exhibits filed as a part thereof;

(2)  the prospectus prepared in connection with the Registration Statement;

(3)  the  Plans  and  related  forms  of Stock  Option  Agreement  and  Exercise
     Agreement;

(4) the minutes of the meeting of the shareholders held on February 12, 1997 and the minutes of the meeting of the Board of Directors held on November 21, 1996 relating to the Plans and the Registration Statement that you have provided to us;

(5) the Company's Restated Articles of Incorporation filed with the California Secretary of State on March 8, 1991, and incorporated by reference as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1996 (the "1996 10-K");

(6) the Company's Bylaws, as amended through November 21, 1996, filed as an exhibit to the 1996 10-K; and

(7) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as

ILC Technology, Inc.
January 16, 1998
Page 2


originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have confirmed the continued effectiveness of the Company's registration under the Securities Exchange Act of 1934 by a telephone call to the offices of the Securities and Exchange Commission.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; HOWEVER, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the up to 175,000 shares of your Common Stock that are reserved for issuance upon the exercise of options granted by you pursuant to your Option Plan and up to 50,000 shares of your Common Stock that are reserved for issuance pursuant to your Purchase Plan, when issued and sold in the manner referred to in the applicable Plan and the Prospectus, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

     This opinion speaks only as of its date and is intended solely for your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

Very truly yours,



FENWICK & WEST LLP

                                  EXHIBIT 23.2









                       CONSENT OF INDEPENDENT ACCOUNTANTS





     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated December 1, 1997 included in ILC Technology, Inc.'s Form 10-K for the year ended September 27, 1997.





                                             ARTHUR ANDERSEN LLP





San Jose, California

January 16, 1998